Exhibit 2.1

Execution Version

MERGER AGREEMENT

dated

February 15, 2023

by and among

NewGenIvf Limited, a Cayman Islands exempted company (the “Company”),

Certain shareholders of the Company (the “Principal Shareholders”),

A SPAC I Acquisition Corp., a British Virgin Islands business company (the “Parent”),

A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (the “Purchaser”),

and

A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company (the “Merger Sub”).

i

5.9	Subsidiaries	21
5.10	Consents	21
5.11	Financial Statements	21
5.12	Books and Records	22
5.13	Absence of Certain Changes	23
5.14	Properties; Title to the Company Group’s Assets	23
5.15	Litigation	23
5.16	Contracts	24
5.17	Licenses and Permits	27
5.18	Cybersecurity; Compliance with Laws; Regulatory Matters	27
5.19	Intellectual Property	30
5.20	Customers and Suppliers	31
5.21	Accounts Receivable and Payable; Loans	31
5.22	Pre-payments	32
5.23	Employees	32
5.24	Employment Matters	32
5.25	Withholding	33
5.26	Real Property	33
5.27	Tax Matters.	34
5.28	Environmental Laws	35
5.29	Finders’ Fees	35
5.30	Powers of Attorney and Suretyships	35
5.31	Directors and Officers	35
5.32	Certain Business Practices	36
5.33	Sanctions; Anti-Money Laundering Laws	36
5.34	Not an Investment Company	36
5.35	Government Contracts	36
5.36	Insurance	37
5.37	Other Information	37

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		37

6.1	Corporate Existence and Power	38
6.2	Corporate Authorization	38
6.3	Governmental Authorization	38
6.4	Finder Fees	38
6.5	Non-Contravention	38
6.6	Issuance of Shares	38
6.7	Capitalization	39
6.8	Information Supplied	40
6.9	Trust Fund	40
6.10	Listing	40
6.11	Board Approval	41
6.12	Parent SEC Documents and Financial Statements	41
6.13	Litigation	41
6.14	Compliance with Laws	41

6.15	Not an Investment Company	41
6.16	Tax Matters	42

ARTICLE VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING		42

7.1	Conduct of the Business	42
7.2	Access to Information	46
7.3	Notices of Certain Events	47
7.4	SEC Filings	47
7.5	Financial Information	48
7.6	Trust Account	49
7.7	Directors’ and Officers’ Indemnification and Insurance	49
7.8	No Trading	50

ARTICLE VIII COVENANTS OF THE COMPANY GROUP AND PRINCIPAL SHAREHOLDERS		51

8.1	Reporting and Compliance with Laws	51
8.2	Commercially Reasonable Efforts to Obtain Consents	51
8.3	Annual and Interim Financial Statements	51
8.4	Employees of the Company and the Manager	51
8.5	Transaction Financing	51
8.6	Company Shareholder Approval	52
8.7	Purchaser Incentive Plan	52
8.8	Additional Covenants of the Company Group and the Principal Shareholders	52

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		52

9.1	Commercially Reasonable Efforts; Further Assurances	52
9.2	Tax Matters	53
9.3	Settlement of the Purchaser Parties’ Liabilities	54
9.4	Compliance with SPAC Agreements	54
9.5	Registration Statement	54
9.6	Confidentiality	55
9.7	Extension Deposit	55
9.8	Section 16 Matters	55

ARTICLE X CONDITIONS TO CLOSING		56

10.1	Condition to the Obligations of the Parties	56
10.2	Conditions to Obligations of the Purchaser Parties	56
10.3	Conditions to Obligations of the Company	57
10.4	Frustration of Conditions	58

ARTICLE XI INDEMNIFICATION		59

11.1	Indemnification	59
11.2	Survival of Representations, Warranties and Covenants	59

ARTICLE XII DISPUTE RESOLUTION		59

12.1	Arbitration	59
12.2	Waiver of Jury Trial; Exemplary Damages	61

ARTICLE XIII TERMINATION		61

13.1	Termination.	61
13.2	Break-up Fee	62
13.3	Certain Post-Termination Covenants	63
13.4	Effect of Termination	63
13.5	Waiver	64

ARTICLE XIV MISCELLANEOUS		64

14.1	Notices	64
14.2	Amendments; No Waivers; Remedies	65
14.3	Arm’s Length Bargaining; No Presumption Against Drafter	65
14.4	General Release of Claims	65
14.5	Publicity	65
14.6	Expenses	66
14.7	No Assignment or Delegation	66
14.8	Governing Law	66
14.9	Counterparts; Facsimile Signatures	66
14.10	Disclosure Schedule	66
14.11	Entire Agreement	66
14.12	Severability	67
14.13	Construction of Certain Terms and References; Captions	67
14.14	Further Assurances	68
14.15	Third Party Beneficiaries	68
14.16	Trust Account Waiver	68
14.17	Enforcement.	68
14.18	Non-Recourse	69

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of February 15, 2023 (the “Signing Date”), by and among NewGenIvf Limited, a Cayman Islands exempted company (the “Company”), certain shareholders of the Company as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), A SPAC I Acquisition Corp., a British Virgin Islands business company (the “Parent”), A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (“Purchaser”), and A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Purchaser (the “Merger Sub”).

W I T N E S E T H :

A. The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is engaged in the Business (as defined below);

B. The Company owns: (i) 100% of the issued share capital of Well Image Limited HK, a limited liability company incorporated under the laws of Hong Kong, which in turn directly and indirectly owns 48.99% and 73.98% equity interests of Med Holdings Limited and First Fertility PGS Center Limited, respectively, two foreign owned enterprises established under the laws of Thailand, (ii) 100% of the issued share capital of First Fertility Phnom Penh Ltd, a limited liability company incorporated under the laws of Cambodia, (iii) 100% of the issued share capital of FFPGS (HK) Limited 第壹試管嬰兒中心(香港)有限公司, a limited liability company incorporated under the laws of Hong Kong, and (iv) 100% of the issued share capital of First Fertility Bishkek Limited Liability Company, a limited liability company incorporated under the laws of the Kyrgyz Republic;

C. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

D. Purchaser was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”); and

E. The parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”) (the “Acquisition Merger”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal or administrative action, suit, claim, investigation, hearing or proceeding or arbitration, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreements, the Registration Rights Agreement, Voting and Support Agreements, the Employment Agreements and the Company Non-Competition Agreements.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, the Law of the Kyrgyz Republic on Combating Corruption of 2012, the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, the Penal Code of Thailand, and the Cambodian Criminal Code and the Cambodian Law on Anti-Corruption (2010), each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local. The term also includes officials, agents, employees or representatives of the entities outlined in this definition.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business” means the business of the Company Group.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York of the United States, Thailand, Cambodia, Kyrgyzstan, the British Virgin Islands and the Cayman Islands are authorized to close for business.

1.9 “Closing Payment Shares” means such number of Purchaser Class A Ordinary Shares equal to $50,000,000, divided by $10.00.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Group” means the Company and its Subsidiaries, collectively.

1.12 “Company Non-Competition Agreements” means the agreements in the form attached as Exhibit H or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser and the Company, dated as of the Closing Date and entered into by and between the Company and certain of its shareholders (which shall include holders of at least 75% of the outstanding Company Shares immediately prior to the Closing (on an as converted and fully-diluted basis)) in favor of the Purchaser and its direct and indirect Subsidiaries after the Closing.

1.13 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.14 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.15 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.16 “CMO” means contract manufacturing organization.

1.17 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.18 “Disinterested Independent Director Majority” means the vote or consent of a majority of the independent directors of the board of directors of the Purchaser after the Closing.

1.19 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Hazardous Substances Act B.E. 2535 (1992) of Thailand and the Enhancement and Conservation of the National Environmental Quality Act B.E. 2535 (1992) of Thailand, the Law of the Kyrgyz Republic on Environmental Protection of 1999 and the Cambodian Law on Environmental Protection and Resource Management (1996).

1.20 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.21 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.22 “Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act 1977, as amended from time to time), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

1.23 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.24 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.25 “Health Care Laws” means any applicable Law relating to the regulation, provision or administration of, or billing or payment for health care or health care-related products, services, health care providers, suppliers, professionals or facilities, including, but not limited to (i) Medical Facilities Act, B.E. 2541 (1998) of Thailand, Protection of a Child Born by Medically Assisted Reproductive Technology Act, B.E. 2558 (2015) of Thailand, Medical Profession Act B.E. 2525 (1982) of Thailand, Law on the Management of Private Profession in Medical, Paramedical and Medical Aid Sector (2000) of Cambodia, Law on the Regulation of Health Practitioners (2016) of Cambodia, Sub-Decree 94 on Procedures and Conditions Authorizing Foreign Medical, Paramedical and Medical Aid Professionals to Perform Private Professional Practices in the Kingdom of Cambodia (2002) of Cambodia, and the regulations promulgated thereunder; (ii) applicable anti-kickback and physician self-referral Law; (iii) all applicable federal, state, local and foreign health care fraud and abuse Laws; (iv) international information privacy, data privacy and security Laws and national implementations thereof; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign Laws or regulatory bodies; (vi) all other local, state, federal, national, supranational and foreign Laws, relating to the regulation of the Company Group, (vii) the directives and regulations promulgated pursuant to and any regulations related to those Laws described in clauses (i) through (vi) of this paragraph, and (viii) any Laws similar to those described in clauses (i) through (vii) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

1.26 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.27 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.28 “Investment Management Trust Agreement” means the investment management trust agreement made as of February 14, 2022 by and between the Parent and the Trustee.

1.29 “IPO” means the initial public offering of Parent pursuant to a prospectus dated February 14, 2022.

1.30 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.31 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.32 “Leases” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereunder.

1.33 “Leased Real Property” means any and all real property leased, subleased, licensed or otherwise used or occupied by the Company Group as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company Group, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon.

1.34 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.35 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.36 “Lock-up Agreement” means the agreements in the form attached as Exhibit C or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date entered into by and between the Persons listed on Section 1.36 of the Company Disclosure Schedule and the Purchaser.

1.37 “Marketing Approval” means collectively, all approvals of an applicable Authority as necessary to allow for the marketing and sale of services or products in the country concerned.

1.38 “Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations, or properties of the Company Group, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided that, solely in the case of clause (a), in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, provided that this clause (vii) shall not apply to any representation or warranty set forth in Section 5.4 and, to the extent related thereto, the condition in Section 10.2(b); (viii) any natural or man-made disaster or acts of God; and (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure shall not be excluded in determining whether there is a Material Adverse Effect); provided that, except in the cases of clauses (i), (ii), (iii), (iv), (vi) or (viii), such facts, events, circumstances, conditions, occurrences and effects may be taken into account if the Company Group is disproportionately affected thereby as compared with other participants in the same industries or markets in which the Company Group operates, or (b) prevent or materially delay the consummation by the Company Group of the transactions contemplated by this Agreement.

1.39 “Milestone Date” mean the date that is five (5) months after the initial filing (including confidential filing) of the preliminary Proxy Statement/Registration Statement with the SEC.

1.40 “MOPH” means The Ministry of Public Health, a Thai governmental body responsible for the oversight of public health in Thailand.

1.41 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.42 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.43 “Parent Class A Ordinary Shares” means the class A ordinary shares, no par value, of Parent.

1.44 “Parent Class B Ordinary Shares” means the class B ordinary shares, no par value, of Parent.

1.45 “Parent Class B Shareholder” means A SPAC (Holdings) Acquisition Corp., the holder of the Parent Class B Ordinary Share on the date of this Agreement.

1.46 “Parent Disclosure Schedule” means the schedule attached hereto as Exhibit G.

1.47 “Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

1.48 “Parent Private Placement Warrant” means a warrant to purchase one Parent Class A Ordinary Share at an exercise price of $11.50 per whole share issued to the Parent’s sponsor that closed concurrently with the Parent’s IPO.

1.49 “Parent Public Warrant” means a warrant to purchase one Parent Class A Ordinary Share at an exercise price of $11.50 per whole share that was included in the Parent Units sold as part of the Parent’s IPO.

1.50 “Parent Right” means a right to receive one-tenth (1/10) of a Parent Class A Ordinary Share at the closing of the Parent’s initial business combination that was included in the Parent Units sold as part of the Parent’s IPO.

1.51 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, Parent Units, and Parent Warrants, collectively.

1.52 “Parent Unit” means a unit of the Parent comprised of one Parent Class A Ordinary Share, three-fourths of a Parent Warrant and one Parent Right, that was sold as part of the Parent’s IPO.

1.53 “Parent Warrants” means the Parent Public Warrants and the Parent Private Placement Warrants.

1.54 “Permitted Liens” means (i) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (ii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP); and (iii) the Liens set forth on Section 1.54 of the Company Disclosure Schedule.

1.55 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.56 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.57 “Pro Rata Portion” means with respect to each Principal Shareholder in connection with an applicable Earnout Event, a fraction expressed as a percentage equal to (i) the aggregate number of Company Shares held by such Principal Shareholder as of immediately prior to the Closing, divided by (ii) the aggregate number of Company Shares held by all Principal Shareholders as of immediately prior to the Closing, in each case on an as-converted basis.

1.58 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, no par value, of Purchaser.

1.59 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, no par value, of Purchaser.

1.60 “Purchaser Incentive Plan” means the equity incentive plan to be prepared by the Company Group and agreed by the Purchaser pursuant to Section 8.7 and adopted by the Purchaser prior to the Closing.

1.61 “Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

1.62 “Purchaser Securities” means the Purchaser Ordinary Shares and Purchaser Warrants, collectively.

1.63 “Purchaser Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares at an exercise price of $11.50 per whole share issued in exchange for the Parent Warrants at the Reincorporation Effective Time.

1.64 “Service” means any services including medical, surgical or obstetric services or related and ancillary services being provided, offered, marketed, sold and/or distributed by the Company or a Subsidiary of the Company, or regarding which the Company or a Subsidiary of the Company has rights, and including any such service that has received Marketing Approval.

1.65 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.66 “Registration Rights Agreement” means the agreement governing the resale of the Closing Payment Shares, in the form attached hereto as Exhibit D.

1.67 “Regulatory Documentation” means, in any medium including audio, visual, print, magnetic, or electronic, all (a) documentation comprising the Regulatory Permits and Regulatory Transfer Approvals; (b) dossiers, reports, supplements, records, data and other materials, submissions or correspondence submitted to, filed with or received from the applicable Authority relating to the Regulatory Permits, Regulatory Transfer Approvals or application or submission for obtaining a Regulatory Permit or a Regulatory Transfer Approval; (c) reports, supplements, records, data and other materials and correspondence related to the Services, including minutes and official contact reports relating to any communications with any Authority, and relevant supporting documents with respect thereto, including all draft and final advertising and promotion documents submitted to the applicable Authority for comment, adverse event files and complaint files, pharmacovigilance records and studies and any other information relevant to the assessment of product safety; (d) clinical data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from an Authority to the extent relating to any Services; (e) internal and external inspection or audit reports; and (f) other data (including clinical and pre-clinical data) contained or relied upon in any of the foregoing, in each case of clauses (a), (b), (c), (d), (e) and (f), to the extent in the possession or control of the Company Group.

1.68 “Regulatory Permit” means any Permit required for the development, manufacturing or marketing of a product or a service under applicable Health Care Laws, including, where required, pricing and reimbursement approvals and including Marketing Approvals.

1.69 “Regulatory Transfer Approvals” means all approvals of an Authority, including the submission of letters required under any applicable Law, as required for the transfer of a Regulatory Permit from one party to another to evidence the transfer of ownership of a Marketing Approval or other Regulatory Permit.

1.70 “Representatives” of a Person means its officers, directors, Affiliates, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.

1.71 “SEC” means the United States Securities and Exchange Commission.

1.72 “Securities Act” means the U.S. Securities Act of 1933, as amended.

1.73 “Shareholder” means the shareholders of the Company.

1.74 “Subsidiary” or “Subsidiaries” means, with respect to any given Person, any other Person (i) that has at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by such given Person, (ii) the management of which is otherwise Controlled by such given Person, or (iii) the financial statements of which are otherwise consolidated with those of such given Person under the U.S. GAAP.

1.75 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.76 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.77 “Taxing Authority” means the Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.78 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.79 “Trading Day” means any day on which the Purchaser Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which Purchaser Class A Ordinary Shares are then traded.

1.80 “Transactions” means the transactions contemplated by this Agreement and Additional Agreements, including the Reincorporation Merger and the Acquisition Merger.

1.81 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.82 “Voting and Support Agreements” means the voting and support agreements, dated as of the date hereof, by and among the Company, certain shareholders of the Company and certain other parties named therein, pursuant to which such shareholders have agreed to vote their Company Shares in order to, among other things, obtain the Requisite Company Vote.

1.83 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.84 “$” means U.S. dollars, the legal currency of the United States.

1.85 The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Acquisition Merger	Recitals
Acquisition Intended Tax Treatment	3.7
Act	4.2(c)
Agreement	Preamble
Alternative Proposal	7.1(c)
Alternative Transaction	7.1(c)
Anti-Money Laundering Laws	5.33
Applicable Per Share Merger Consideration	4.1(a)
Arbitrator	12.1(a)
Articles of Merger	2.2
Balance Sheet Date	5.11(c)
Break-up Fee or Break-up Fees	13.2(b)
BVI Law	2.1
BVI Plan of Merger	2.2
Category 1 Break-up Fee	13.2(a)
Category 2 Break-up Fee	13.2(b)
Cayman Companies Act	Recitals
CFO	4.4(e)
Change of Control Transaction	13.3
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Disclosure Schedule	ARTICLE V
Company Filing Documents	5.18(c)
Company Group Consent	5.10
Company Shares	5.5(a)
D&O Indemnified Persons	7.7(a)
D&O Tail Insurance	7.7(b)
Dissenting Shareholders	4.1(b)
Dissenting Shares	4.1(b)
Earnout Event 1	4.4(a)(i)
Earnout Event 2	4.4(a)(ii)

Earnout Event or Earnout Events	4.4(a)(ii)
Earnout Shares	4.4(a)
Earnout Statement	4.4(e)
Effective Time	3.2
Employment Agreements	8.4
Excluded Shares	4.1(d)
Extension	9.7
Financial Statements	5.11(a)
Financing Agreements	8.5
Government Contract	5.35
Governmental Approval	5.3
Indemnified Party	11.1
Indemnifying Party	11.1
IPO Prospectus	14.16
Key Personnel	5.23(a)
Labor Agreements	5.24(a)
Licensed Intellectual Property Rights	5.19(b)
Material Contract	5.16(a)
Merger Sub	Preamble
Merger Sub Ordinary Shares	6.7(c)
Parent	Preamble
Parent Dissenting Shareholder	2.10
Parent Dissenting Shares	2.10
Parent Excluded Shares	2.6(e)
Parent SEC Documents	6.12(a)
Parent Shareholder Approval Matters	9.5(a)
Parent Shares Redemption	9.5(a)
Parent Special Meeting	9.5(a)
Permits	5.17(a)
Personal Information	5.18(b)
Plan of Merger	3.2
Purchaser	Preamble
Purchaser Parties	ARTICLE V
Principal Shareholder or Principal Shareholders	Preamble
Proxy Statement	9.5(a)
Registration Statement	9.5(a)
Reincorporation Effective Time	2.2
Reincorporation Intended Tax Treatment	2.9
Reincorporation Merger	Recitals
Reincorporation Surviving Corporation	2.1
Required Parent Shareholder Approval	10.1(e)
Requisite Company Vote	5.2
Safety Notices	5.17(b)
Sanctions	5.33
Securities	5.5(b)
Signing Date	Preamble
Surviving Corporation	3.1
Surviving Provisions	13.4
Top Customers	5.20(a)
Top Suppliers	5.20(a)
Transaction Financing	8.5
Trustee	6.9
Trust Account	6.9
Trust Fund	6.9
U.S. GAAP Financials	7.5(a)
Warrant Agreement	2.6(d)
13.1(c) Termination Notice Deadline	13.1(c)
13.1(d) Termination Notice Deadline	13.1(d)

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Effective Time (as defined in Section 2.2 below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of BVI Business Companies Act, as amended (“BVI Law”), Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company in the Reincorporation Merger under the BVI Law. Purchaser as the surviving company after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

2.2 Reincorporation Effective Time. The Parent and the Purchaser shall cause the Reincorporation Merger to be consummated by filing the articles of merger (the “Articles of Merger”) and the plan of merger (the “BVI Plan of Merger”) (and other documents required by BVI Law) with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time, not exceeding 30 days, as specified in the Articles of Merger, being the “Reincorporation Effective Time”).

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the Articles of Merger, the BVI Plan of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Purchaser and the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser and the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through 2.6(d) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.

2.4 Memorandum and Articles of Association. At the Reincorporation Effective Time, the amended and restated memorandum and articles of association of the Parent, as in effect immediately prior to the Reincorporation Effective Time, shall cease and the memorandum and articles of association of Purchaser shall be the memorandum and articles of association of the Reincorporation Surviving Corporation, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto, and as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation and thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and prior to the Closing, the officers and the board of directors of the Reincorporation Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Parent immediately prior to the Reincorporation Effective Time.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Parent Class A Ordinary Share (other than the Parent Excluded Shares and the Parent Dissenting Shares) shall be converted automatically into one Purchaser Class A Ordinary Share. At the Reincorporation Effective Time, all Parent Class A Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Class A Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of the Parent, shall cease to have any rights with respect to such Parent Class A Ordinary Shares, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Class A Ordinary Shares immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Class A Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of applicable Purchaser Class A Ordinary Shares. At the Reincorporation Effective Time, the one (1) issued and outstanding Parent Class B Ordinary Share shall cease to be issued and shall automatically be canceled and retired and shall cease to exist.

(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its constituent securities, which shall be converted automatically into securities of Purchaser in accordance with Section 2.6(a), (c) or (d), as applicable. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Purchaser Class A Ordinary Shares and Purchaser Warrants.

(c) Parent Rights. At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one-tenth (1/10) of one Purchaser Class A Ordinary Share, in accordance with the terms thereof. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Reincorporation Effective Time, as evidenced by the register of rights holders, shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Rights immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Share into which such certificate or book entry position is convertible according to this Section 2.6(c). Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares.

(d) Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall remain outstanding but shall be automatically adjusted to become one Purchaser Warrant, in accordance with the terms thereof. Each Purchaser Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated as of February 14, 2022, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent. At the Closing, the Purchaser shall enter into an amendment to the Warrant Agreement solely to evidence the succession of the Purchaser to the Parent and the assumption by the Purchaser of the covenants of Parent contained in the Warrant Agreement and the Parent Warrants. Upon surrender of each certificate (if any) previously evidencing Parent Warrants, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Warrants.

(e) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Reincorporation Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Fractional Shares. No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Reincorporation Merger and each holder of Parent Securities who would otherwise be entitled to a fraction of a Purchaser Ordinary Share at any time Parent Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) Purchaser Class A Ordinary Share.

2.7 Surrender of Securities. All securities issued in exchange for Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates for any Parent Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reincorporation Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1413(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Dissenter’s Rights. No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Law (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6(a), 2.6(c) or 2.6(d), as applicable, with respect to the securities of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under BVI Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under BVI Law. The Purchaser shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), concurrently with the Reincorporation Merger, and in accordance with the applicable provisions of Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly owned subsidiary of the Purchaser.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York at 10:00 a.m. (New York time) on a date no later than five (5) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in ARTICLE X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as the Company and the Purchaser Parties may mutually agree upon in writing. The parties may participate in the Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and Verisign). The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act. The Acquisition Merger shall become effective at the time when it is registered by the Registrar of Companies (or such later time as may be agreed in writing by the Company and Purchaser and specified in the Plan of Merger, being not more than the 90th day after the date of such registration) in accordance with the Cayman Companies Act (the “Effective Time”).

3.3 Board of Directors. (i) Immediately after the Closing, the officers and the board of directors of the Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Company immediately prior to the Closing; and (ii) Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of seven (7) directors, three (3) of which will be executive directors designated by the Company prior to the Closing, and four (4) of which will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements.

3.4 Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall cease and the memorandum and articles of the Company shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital.

(a) Conversion of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive the Applicable Per Share Merger Consideration.

(b) Dissenting Shares. Each Company Share (the “Dissenting Shares”) owned by holders of Company Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Companies Act with respect to any Dissenting Shares.

(c) Share Capital of Merger Sub. The Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(d) Treatment of Certain Company Shares. At the Effective Time, all Company Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Controlled Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Surrender of Certificates. All securities issued upon the surrender of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares so issued in exchange.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to Section 4.1(f); provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, at the Effective Time, the Purchaser shall issue to each Shareholder such number of Closing Payment Shares opposite such Shareholder’s name on Exhibit B.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser, and each holder of Company Shares who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all Purchaser Class A Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of Purchaser Class A Ordinary Shares issued to such holder rounded down to the nearest whole share.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of Company Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Dissenter’s Rights

(a) No person who has validly exercised their dissenters’ rights pursuant to Cayman Companies Act shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost its dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Acquisition Merger are served by any shareholders on the Company pursuant to section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Requisite Company Vote (as defined below), provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.

4.4 Earnout

(a) After the Closing, subject to the terms and conditions set forth in this Section 4.4, the Principal Shareholders shall have the right to receive in the aggregate up to an additional 2,000,000 Purchaser Class A Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”). The Principal Shareholders’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) in the event that, from and after the Closing Date until the date that is 18 months after the Closing Date, the VWAP of the Purchaser Class A Ordinary Shares over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 (“Earnout Event 1”), then the Principal Shareholders shall be entitled to receive 1,000,000 Earnout Shares, with each Principal Shareholder receiving its Pro Rata Portion thereof;

(ii) in the event that the net profit of the Purchaser and its Subsidiaries on a consolidated basis for any four consecutive fiscal quarters during the six fiscal quarters commencing from the first day of the next fiscal quarter after the Closing Date, calculated based on (i) if such four consecutive fiscal quarters correspond to a full fiscal year, the consolidated audited financial statements set forth in the annual report of the Purchaser for that year, and (ii) for the other fiscal quarters, the consolidated audited or unaudited financial statements set forth in the applicable quarterly reports or earnings release of the Purchaser, in each case filed or furnished with the SEC, is equal to or exceeds $3,825,000 (“Earnout Event 2”, together with Earnout Event 1, the “Earnout Events” and each, an “Earnout Event”), then the Principal Shareholders shall be entitled to receive 1,000,000 Earnout Shares, with each Principal Shareholder receiving its Pro Rata Portion thereof.

(b) In the event that the applicable Earnout Event has not occurred during the applicable period, the Principal Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, each Principal Shareholder shall be entitled to receive Earnout Shares only upon the occurrence of each Earnout Event; provided, however, that each Earnout Event may only occur once, if at all, and, with respect to each Earnout Event, in no event shall any Principal Shareholder be entitled to receive, nor shall the Purchaser be obligated to issue to such Principal Shareholder, more than the product of (i) the total amount of Earnout Shares specified in Section 4.4(a) for such Earnout Event (as adjusted) multiplied by (ii) the applicable Pro Rata Portion of such Principal Shareholder for such Earnout Event.

(c) The right of the Principal Shareholders to receive the Earnout Shares shall not entitle the holders thereof to any voting or dividend rights otherwise granted to holders of Purchaser Class A Ordinary Shares (if any) prior to the issuance of such shares. For the avoidance of doubt, Purchaser shall not be required to issue Purchaser Class A Ordinary Shares to the extent not permitted to do so by applicable Law, including by way of an exemption from registration under applicable securities laws.

(d) Any Earnout Shares issued hereunder to the Principal Shareholders shall be subject to the restrictions and lock-up period(s) as set forth in the applicable Lock-up Agreements.

(e) As soon as practicable (but in any event within twenty (20) Business Days) after the completion of the relevant audited or unaudited consolidated financial statements for Purchaser and its Subsidiaries required to determine whether the Earnout Event 2 has occurred pursuant to Section 4.4(a)(ii), Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the board of directors of the Purchaser for approval by a Disinterested Independent Director Majority a written statement (the “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of Section 4.4(a)(ii) as to whether the Earnout Event 2 has occurred. If a Disinterested Independent Director Majority determines in good faith that the Principal Shareholders are entitled to receive the Earnout Shares for the occurrence of the Earnout Event 2 pursuant to the Earnout Statement, the applicable portion of the Earnout Shares will be issued upon such final determination.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser Parties (as defined below) simultaneously with the execution of this Agreement and attached hereto as Exhibit F (“Company Disclosure Schedule”), the Company and the Principal Shareholders of the Company, jointly and severally, hereby represent and warrant to the Parent, Purchaser and Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE V to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE V to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary and required to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each member of the Company Group is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing, qualification or authorization necessary. None of the members of the Company Group is in violation of any provisions of its Organizational Documents. Section 5.1 of the Company Disclosure Schedule lists all jurisdictions in which any member of the Company Group is qualified to conduct the Business.

5.2 Authorization. The Company Group has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the Acquisition Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group (including the board of directors of the Company), subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolutions of the shareholders of the Company passed by the affirmative vote of holders of Company Shares representing at least two-thirds of the votes of the Company Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company and the Cayman Companies Act (the “Requisite Company Vote”). The affirmative vote of the holders that are parties to the Voting and Support Agreement is sufficient to duly obtain the Requisite Company Vote in accordance with Cayman regulations and the Company’s Organizational Documents. Assuming due and valid authorization, execution and delivery, by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the Company Group) will be, duly and validly executed and delivered by the Company Group to which it is a party, and this Agreement constitutes, and each Additional Agreement (when executed and delivered by the Company Group) to which it is a party will constitute, a valid and legally binding obligation of the Company Group enforceable against the Company Group in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any notice to, consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with, any Authority (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. The execution, delivery and performance by the Company Group of this Agreement and any Additional Agreements to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Permit, Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations to which the Company Group is a party or binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, except, in the cases of (b) to (d), for such conflict, violation, breach, default or failure to act that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure of Company.

(a) Share Capital. The authorized share capital of the Company is $50,000, divided into 5,000,000 ordinary shares of a nominal or par value $0.01 each (the “Company Shares”), 601,830 of which are issued and outstanding. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, duly registered, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Persons set forth on Exhibit B. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) There are no: (i) outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) outstanding securities of the Company or any of its Subsidiaries (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) outstanding Company Share Rights; (iv) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of, or that obligate the Company or any of its Subsidiaries to register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (v) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the share capital of the Company, being referred to collectively as “Securities”); (vi) Contracts, calls, subscriptions, preemptive rights, arrangements, understandings or other commitments of any kind with respect to any of the Securities, including any voting trust, other voting agreement or proxy with respect thereto; (vii) disputes, controversies, demands or claims as to any of the Securities; and (viii) Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each accurate and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation of its Organizational Documents.

5.7 Corporate Records. All proceedings of the board of directors and stockholders or shareholders of each member of the Company Group in relation to material transactions and material corporate matters of such Company Group (as applicable) are properly conducted in accordance with the Organizational Documents of such Company Group (as applicable). All material transactions and material corporate matters of the Company Group are duly approved by the board of directors and/or stockholders or shareholders of each member of the Company Group in accordance with the Organizational Documents of such Company Group (as applicable). All register of members and all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group occurring since December 31, 2019 (and with respect to the Company, since its date of incorporation), including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by each member of the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since December 31, 2019 (and with respect to the Company, since its date of incorporation), have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

5.8 Assumed Names. Section 5.8 of the Company Disclosure Schedule is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since December 31, 2019, none of the Company Group has used any name other than the names listed on Section 5.8 of the Company Disclosure Schedule to conduct the Business.

5.9 Subsidiaries. Section 5.9 of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. With respect to the Subsidiaries of the Company, except as set forth on Section 5.9 of the Company Disclosure Schedule, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Section 5.9 of the Company Disclosure Schedule, the Company Group does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Section 5.9 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Section 5.9 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.10 Consents. The Contracts listed on Section 5.10 of the Company Disclosure Schedule are the only Contracts binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.11 Financial Statements.

(a) The Company has made available to the Purchaser Parties true, correct and complete copies of (i) the unaudited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2021, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with the U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since January 1, 2023 (the “Balance Sheet Date”), there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) ), or any material “off-balance sheet arrangements” relating to the Company. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d) The Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Since December 31, 2019, neither the Company nor any Subsidiary of the Company has received any written or, to the knowledge of the Company, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(d) Since December 31, 2019, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Section 5.13 of the Company Disclosure Schedule or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action which would have violated the covenants of the Company Group set forth in Section 7.1 herein, nor to the knowledge of the Company Group, has any such event which would have violated the covenants of the Company Group set forth in Section 7.1 occurred.

5.14 Properties; Title to the Company Group’s Assets.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. Other than would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. No assets (whether real or personal, tangible or intangible, and including any trademark, trade name, license, domain names, invention, patent, trade secret, trade dress, copyright, software programs, databases, trade secrets and know-how) used by the Company Group to carry out its business as now conducted are held or sub-licensed by the Company Group’s Affiliates (other than the Company Group) or other related parties.

5.15 Litigation. Except as set forth on Section 5.15 of the Company Disclosure Schedule, (i) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) there are no outstanding Orders against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; (iii) each member of the Company Group is not, and has not been since December 31, 2019, subject to any Actions with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Authority has commenced or to the knowledge of the Company Group, threatened to initiate any Action against the Company Group to enjoin the marketing, sale, offer, distribution or provision of any Service.

5.16 Contracts.

(a) Section 5.16(a) of the Company Disclosure sets forth a complete and accurate list of all Material Contracts. True, correct and complete copies of such Material Contracts have been delivered to or made available to Parent or its Representatives. Any Contract, oral or written to which the Company Group is a party or is bound by falling within the following categories is a “Material Contract”:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $75,000 or more (other than standard purchase and sale orders and agreements entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $75,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $100,000;

(vi) all Contracts with the Top Customers and the Top Suppliers of the Company Group;

(vii) all Contracts for material licensing agreements, including Contracts licensing the Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(viii) all Contracts (i) under which the Company Group is currently: (A) licensing or otherwise providing the right to use to any third party any Intellectual Property Rights owned by the Company Group, or (B) licensing or otherwise receiving the right to use from any third party any Intellectual Property Right, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company Group, with a dollar value individually not in excess of US$50,000, (2) any Contract related to open source software, or (3) any Contract under which the Company Group licenses any of its Intellectual Property Rights in the ordinary course of business, and (ii) under which the Company Group has entered into an agreement not to assert or sue with respect to any Intellectual Property Right;

(ix) without duplication with (viii), all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(x) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) without duplication with (iii), all Contracts between the Company Group and any shareholder, director, officer or employee of the Company Group or any of the foregoing Persons’ respective Affiliates (except for standard employment agreement with any employee, director or officer of the Company Group);

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per month;

(xiii) any Contract materially prohibiting or restricting in any respect the ability of any Company Group to engage in any business, to solicit any potential customer, or to operate in any geographical area (including the ability to compete in any line of business or with any Person or in any geographic area);

(xiv) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $50,000;

(xv) all Contracts relating to any currency or interest hedging arrangement;

(xvi) any Contract involving a loan or advance to, or investment in, any Person other than the Company Group or any Contract relating to the making of any such loan, advance or investment, in each case individually or in the aggregate in excess of $50,000;

(xvii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xviii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xix) any Contract with any Authority, including, without limitation, any Contract relating to a settlement, conciliation or similar agreement with any Authority pursuant to which any Company Group would have any material outstanding obligation as of the date hereof;

(xx) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of US$50,000; and

(xxi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Section 5.16(b) of the Company Disclosure Schedule, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is or has been alleged to be in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) the Company Group has not received any written claim or notice of breach of or default under any Contract, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract, (v) no party to any Contract that is a customer of or supplier to the Company Group has canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any Company Group, and (vi) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Parent or any of its Affiliates.

(c) None of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any material obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) The Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness in all material respects.

(e) Each of the material transactions between the Company Group and any shareholder, officer, employee or director of the Company Group or any of the foregoing Persons’ respective Affiliates entered into or occurring prior to the Closing is (i) an arms-length transaction with fair market price and does not impair the interests of the Shareholders; and (ii) transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company Group (if applicable). There is no transaction, arrangement or other relationship between the Company Group and any shareholder, officer, employee or director of the Company Group or any of the foregoing Persons’ respective Affiliates which has had or would reasonably be expected to have a Material Adverse Effect.

5.17 Licenses and Permits.

(a) Section 5.17 of the Company Disclosure Schedule contains accurate and complete copies of each material license, franchise, permit, registration, order or approval or other similar authorization affecting, or relating in any way to, the Business, including the Marketing Approvals, the Regulatory Permits, and the Regulatory Transfer Approvals, if any (the “Permits”), together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. The Company Group has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary or required to own and operate its properties, assets and carry on the Business. Except as would not individually or in the aggregate be material to the Company Group, the Company Group has fulfilled all notification requirements with the relevant Authorities required for the Business and the operations of the Company Group.

(b) There are no citations, decisions, adjudications or written statements by any Authority or consent decrees or other Orders received by the Company Group stating that any Service marketed, sold, offered, distributed or provided by the Company Group is defective or unsafe or fails to meet any standards or requirements promulgated by any such Authority (collectively, “Safety Notices”). There have been no material complaints with respect to any Services, and there are no facts that would be reasonably likely to result in either of the following: (i) a material Safety Notice or a material liability with respect to any Services, or (ii) a termination or suspension of provision of any Services (for the avoidance of doubt, mere termination or suspension of the provision of any Service to a particular individual patient alone would not constitute a breach of this Section 5.17(b)(ii)).

5.18 Cybersecurity; Compliance with Laws; Regulatory Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Section 5.18(a) of the Company Disclosure Schedule, the Company Group, and each of its directors, officers, and medical practitioners and to the knowledge of the Company Group, each of its employees, agents and other Persons acting on its behalf is, and has been, in compliance with all applicable Laws and Orders entered by any court, arbitrator or other Authority, domestic or foreign, including but not limited to the applicable data privacy laws, Health Care Laws, the applicable Laws regarding employment and employment practices, the applicable Environmental Laws and all applicable regulations promulgated by the relevant Authorities, including but not limited to good clinical practices regulations and good laboratory practices regulations and associated Authority guidelines, and is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any such applicable Laws or Orders, nor is there any basis for any such charge, and since December 31, 2019 the Company Group has not received any subpoenas by any Authority. All material approvals, permits, licenses and registrations required under all applicable Laws and Orders for the due and proper establishment and operation of each member of the Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant Laws or Orders, and are in full force and effect. The Company Group has all approvals, permits, licenses and registrations necessary for the conduct of the Business and is in compliance thereof in all material respects. In respect of the approvals, permits, licenses and registrations requisite for the conduct of any part of the Business which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent Authorities.

(b) In connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions in all material respects, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains reasonable security measures and policies designed to protect all Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets. No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

(c) The Company Group has filed, maintained, submitted or furnished all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by applicable Laws or Orders for the Business and operation of the Company Group, including the Regulatory Documentation (the “Company Filing Documents”), and all such Company Filing Documents were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

(d) Neither the Company Group, nor any of its officers, directors, or to the knowledge of the Company Group, any of its employees and agents has been excluded, suspended or debarred from participation in any health care program or human clinical research or any similar program and research in any jurisdiction or, to the knowledge of the Company Group, is subject to a governmental inquiry, investigation, proceeding, or other similar Action that could reasonably be expected to result in debarment, suspension, or exclusion.

(e) Neither the Company Group, nor any of its officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(f) Neither the Company Group, nor any of its officers or directors, or to the knowledge of the Company Group, its employees and agents (i) is a party to a corporate integrity agreement with the MOPH (or a foreign equivalent) or other Authorities, or (ii) has entered into or its negotiating a settlement agreement with an Authority relating to any applicable Laws or Orders.

(g) To the knowledge of the Company, each officer, director, employee, agent, or representative of the Company or any of its Subsidiaries who is or has been an author of any clinical or nonclinical research published in a medical journal or publication in connection with any of the Service is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the medical journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(h) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives to any health care professional or health care provider or organization are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not health care professionals, organizations, or other providers, and in compliance with applicable Laws or Orders.

(i) None of the Company or any Subsidiary of the Company, nor any CMO, has received notice from any Authority that (i) any material Permits or the renewal thereof with respect to the Business and Services will not or is likely not to be issued, or (ii) asserting in writing that any Company Filing Documents provided to such Authority contains material deficiencies or will not be accepted based on data integrity or other compliance concerns.

(j) None of the Company nor any Subsidiary of the Company, nor any CMO has (i) made an untrue statement of a material fact or fraudulent statement to any Authority; (ii) failed to disclose a material fact required to be disclosed to any Authority.

(k) None of the Company nor any Subsidiary of the Company nor any of their respective CMOs or service vendors, has received written notice of (i) any alleged material noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of an Authority or other Person, or (ii) any alleged material falsification or fraudulent activity regarding any Company Filing Documents generated or submitted to such Authority or other Person. True and complete copies of any such audit, inspection, and corrective action material that are in the possession or control of the Company or any Subsidiary of the Company as of the date of this Agreement, if any, have been made available to the Purchaser Parties.

(l) To the knowledge of the Company, since December 31, 2019, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since December 31, 2019, neither the Company nor any Subsidiary of the Company has (A) to the knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the knowledge of the Company, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(m) The Company Group has not taken any action set forth on Section 5.18(m) of the Company Disclosure Schedule.

5.19 Intellectual Property.

(a) The Company Group does not own any Intellectual Property Right, and no Intellectual Property Right is in the process of registration or application by the Company Group.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Intellectual Property Rights licensed by a third party to the Company Group (the “Licensed Intellectual Property Rights”), specifying: (i) the nature of such Intellectual Property Right; (ii) the owner(s) of such Intellectual Property Rights; and (iii) the jurisdictions by or in which such Intellectual Property Rights have been issued or registered. The Licensed Intellectual Property Rights constitute all of the Intellectual Property Rights used in the conduct of the Business or the operation of the Company Group.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its Business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing. To the knowledge of the Company Group, the Licensed Intellectual Property Rights is not subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. To the knowledge of the Company Group, the Licensed Intellectual Property Rights is not the subject of any current opposition, cancellation, or similar proceeding before any Authority. The Company Group is not subject to (i) any injunction or other specific judicial, administrative, or other Order that restricts or impairs its use of any Licensed Intellectual Property Right, or (ii) any current proceeding that the Company reasonably expects would adversely affect the use by the Company Group of any Licensed Intellectual Property Right.

(d) The operation of the Company Group and the conduct of the business and the use of the Licensed Intellectual Property Rights by the Company Group, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, do not infringe upon, misappropriate, or otherwise violate and have not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of any Person or any applicable Law and is in accordance, with the applicable license pursuant to which the Company Group has acquired the right to use any Intellectual Property Rights. Since December 31, 2019, there has been no material Action or, to the knowledge of the Company Group, threatened, against the Company Group alleging that the conduct of the business or activities of the Company Group (including the commercialization and exploitation of their services) is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of any Person, nor are there any facts or circumstances that would form the basis for any such Action.

(e) Except as disclosed on Section 5.19(e) of the Company Disclosure Schedule, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property Rights on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any Licensed Intellectual Property Rights not be licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(g) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. To the knowledge of the Company Group, (A) there has been no unauthorized disclosure or use of any Person’s trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s trade secrets have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements, and (B) there has been no material breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(h) For the twelve (12) month period prior to the date hereof, the Company Group’s computer systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such computer systems that, in each case, have caused any substantial disruption of or interruption in or to the business operated by the Company Group and the use of such computer systems.

5.20 Customers and Suppliers.

(a) Section 5.20 of the Company Disclosure Schedule sets forth a true and complete list of the Company Group’s ten (10) largest customers (the “Top Customers”) and the ten (10) largest suppliers (the “Top Suppliers”) as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2021 fiscal year and for the Company’s 2022 fiscal year, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as set forth on Section 5.20 of the Company Disclosure Schedule, no supplier or customer listed on Section 5.20 of the Company Disclosure Schedule has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note that could reasonably be expected to result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Section 5.21(b) of the Company Disclosure Schedule, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Section 5.21(c) of the Company Disclosure Schedule separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of December 31, 2022. Except as set forth on Section 5.21(c) of the Company Disclosure Schedule, the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22 Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees.

(a) Section 5.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of the date of this Agreement (“Key Personnel”), setting forth the name, title for each such person.

(b) Except set forth on Section 5.23(b) of the Company Disclosure Schedule, the Company Group is not a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters.

(a) Section 5.24(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the form of employment agreement, confidentiality, non-solicitation, non-competition, intellectual right agreement and commission agreement, if applicable (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Section 5.24(b) of the Company Disclosure Schedule:

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has materially breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25 Withholding. Except as set forth on Section 5.25 of the Company Disclosure Schedule, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements in all material respects. All reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Real Property.

(a) The Company Group does not own any Real Property.

(b) Section 5.26 of the Company Disclosure Schedule contains an accurate and complete list of the Leased Real Property. The Group Companies has sufficient and legally enforceable rights to use each parcel of the Leased Real Property. The Company has made available to Purchaser Parties true and complete copies of all Leases in respect of the Leased Real Property. Except as would not individually or in the aggregate be material to the Company Group, (i) the Company Group has a good and valid leasehold or sub-leasehold interest in each relevant parcel of the Leased Real Property, free and clear of all Liens, other than Permitted Liens; (ii) each Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) the Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and (vi) the Company Group is not in breach or violation of, or default under any Lease and to the knowledge of the Company Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) As of the date hereof, no party to any Lease has given written notice to the Company Group of, or made a written claim against the Company Group with respect to, any breach or default thereunder. As of the date hereof, the Company Group has not received written notice of the existence of any outstanding Order, and, to the knowledge of the Company Group, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

5.27 Tax Matters.

(a) Except in each case as to matters that would not individually or in the aggregate be material to the Company Group, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Section 5.27(a) of the Company Disclosure Schedule, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the knowledge of the Company Group, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed in respect of the Acquisition Merger or otherwise with respect to or as a result of any Transactions; (viii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) except as set forth on Section 5.27(a) of the Company Disclosure Schedule, no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(c) The Company is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

5.28 Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not be material to the Company Group.

(b) No Company Group is required by any Environmental Law (i) to perform an environmental audit or environmental assessment for Hazardous Materials, or (ii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c) The Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any, Hazardous Materials in each case, so as to give rise to any material liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

5.29 Finders’ Fees. With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Purchaser Parties or any of its Affiliates (including the Company Group following the Closing) upon consummation of the Transactions.

5.30 Powers of Attorney and Suretyships. Except as set forth in Section 5.30 the Company Disclosure Schedule, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.31 Directors and Officers. Section 5.31 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company Group.

5.32 Certain Business Practices. The Company Group, its officers, directors, and to the knowledge of the Company Group, its employees, agents, representatives or other Persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group nor any of its officers, directors, nor to the knowledge of the Company Group, any of its employees, agents, representatives or other Persons acting on its behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

5.33 Sanctions; Anti-Money Laundering Laws. Neither the Company Group nor, to the knowledge of the Company Group, any of the Company Group’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the Company Group are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Anti-Money Laundering Laws”).

5.34 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.35 Government Contracts. None of the Company Group is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “Government Contract”). Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.

5.36 Insurance. Except as would not be material, individually or in the aggregate, to the Company Group: (a) all of the policies of insurance held by, or for the benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due and payable thereon have been paid; and (b) the Company Group has not received any written notice of cancellation or termination of any of such policies or of any material changes that are required in the conduct of the business of the Company Group as a condition to the continuation of coverage under, or renewal of, any of such policies. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has obtained and maintains all insurance policy required to be obtained and maintained by it in accordance with the applicable Law and Order, and all such insurance policies are in full force and effect, and all premiums due and payable thereon have been paid.

5.37 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or other Representatives pursuant hereto or in connection with Purchaser Parties’ due diligence review of the business, assets, capitalization and other matters of the Company Group or the Transactions (including the information supplied or to be supplied by the any Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they were made not misleading. The Company Group has provided the Purchaser Parties with all requested and all material information regarding the operation and the business conducted by the Company Group.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE VI to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE VI to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Purchaser on a consolidated basis with its Subsidiaries (for the avoidance of doubt, excluding the Company Group).

6.1 Corporate Existence and Power. Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted before the Closing.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which any of them is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any contract to which it is a party or by which its securities are bound other than the Required Parent Shareholder Approval (as defined in Section 10.1(e)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which any of them is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements (to which any of them is a party to) requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Finder Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company Group, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.5 Non-Contravention. Assuming that the Required Parent Shareholder Approval has been obtained, the execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements (to which any of them is a party to) do not and will not (i) contravene or conflict with the Organizational Documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a material adverse effect on the Purchaser Parties.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the Purchaser Parties’ Organizational Documents.

6.7 Capitalization.

(a) As of the date hereof, the Parent is authorized to issue a maximum of 101,000,100 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Parent Class A Ordinary Shares with no par value, (ii) 100 Parent Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which 5,421,695 Parent Class A Ordinary Shares and one Parent Class B Ordinary Share is issued and outstanding as of the date hereof. 9,010,000 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) At the date of this Agreement, the Purchaser is authorized to issue a maximum of 101,000,100 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Purchaser Class A Ordinary Shares with no par value, (ii) 100 Purchaser Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which one (1) Purchaser Class A Ordinary Share is issued and outstanding as of the date hereof. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the British Virgin Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) The authorized share capital of Merger Sub is $50,000 divided into 5,000,000 ordinary shares of par value $0.01 each (the “Merger Sub Ordinary Shares”) of which one (1) Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied . None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9 Trust Fund . As of the date of this Agreement, the Parent has at least $37,000,000 (including the Deferred Underwriting Amount) in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account located in the United States maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Purchaser Parties’ knowledge, that would entitle any Person (other than the public shareholders holding Parent Class A Ordinary Shares sold in the Parent’s IPO who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents and the underwriters of the IPO with respect to the Deferred Underwriting Amount) to any portion of the funds in the Trust Account, except as otherwise disclosed. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Investment Management Trust Agreement. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account, except as disclosed in the Parent SEC Documents. Since the consummation of the Parent’s IPO, the Parent has not released any money from the Trust Account (other than as permitted by the Investment Management Trust Agreement and the IPO Prospectus, including in connection with the Parent Shares Redemption). Except as otherwise agreed upon by the Company and the Purchaser, upon the consummation of the transactions contemplated hereby, the Parent shall have no further obligation under either the Trust Agreement or the Organizational Documents of the Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10 Listing . As of the date hereof, the Parent Units, Parent Class A Ordinary Shares, Parent Public Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “ASCAU,” “ASCA,” “ASCAW,” and “ASCAR”, respectively. From the date of this Agreement through the Closing, the Purchaser Parties shall use commercially reasonable efforts to ensure the Parent remains listed as a public company on Nasdaq.

6.11 Board Approval. Each of the board of directors of the Parent (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the board of directors of the Parent, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed or furnished all statements and other documents required to be filed by it with the SEC since February 14, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Documents”). None of the Parent SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in the Parent SEC Documents, the financial statements (including, in each case, the notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC in effect as of the respective dates thereof, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

6.13 Litigation. As of the date hereof, there is no Action pending against any Purchaser Party or that affects any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

6.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, or, to the knowledge of the Parent, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, and no Purchaser Party has previously received any subpoenas by any Authority.

6.15 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.16 Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement or any Additional Agreement. (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of either of the Purchaser Parties’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (vii) none of the assets of the Parent Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (x) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from either of the Purchaser Parties authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xii) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business. (i) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, (A) conduct its respective business only in the ordinary course consistent with past practice (including the payment of accounts payable and the collection of accounts receivable), (B) not enter into any material transactions without the prior written consent of the other party, (C) use its commercially reasonable efforts to preserve intact its respective assets, keep available the services of its respective current officers and key employees and maintain in all material respects the current relationships with its respective suppliers, customers and other third parties with which such party has material business relations, and (D) comply with all Laws applicable to it and its Subsidiaries and their respective businesses, assets and employees in all material respects. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, or in connection with the Extension, from the date hereof until the Effective Time, without the prior written consent of the other party (which shall not be unreasonably withheld), each of the Company Group and the Purchaser Parties, as applicable, shall not and shall not permit its Subsidiaries to:

(i) amend, modify or supplement the Organizational Documents of the Company or its Subsidiaries or the Purchaser Parties, other than pursuant to this Agreement or such amendment, modification or supplement of the Organizational Documents of the Purchaser Parties in connection with the Extension; form or cause to be formed any new Subsidiary of the Company;

(ii) create, authorize or issue any shares or other securities of the Company (including Company Share Rights), or date, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any changes in respect of any shares or other equity or voting securities of the Company or the Purchaser Parties other than pursuant to this Agreement;

(iii) modify, amend, enter into, terminate, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract has been entered into prior to the date hereof);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, assign, transfer, lease, license, grant or incur any Lien on, or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or properties, including Intellectual Property Rights and Leased Real Property, except sales of products to customers in the ordinary course of business consistent with past practice; abandon or permit to lapse any rights to any Intellectual Property Right;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(vii) (A) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of the Company Group other than the hiring or termination of employees with a per employee aggregate annual compensation of less than US$50,000, (B) grant or provide any severance, retention, change of control or termination or similar payments or benefits to any employee of the Company Group other than as required by Law, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee of any Company Group except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company Group, taken as a whole, by more than 5%, (D) accelerate or amend the terms of any equity awards to any employee of the Company Group or any other Person or allow any equity awards to become vested prior to, on or immediately after the Closing Date, (E) establish, adopt, amend or terminate any equity based incentive plan, or (F) grant any equity or equity based compensation awards;

(viii) increase or authorize the increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Purchaser Parties;

(ix) obtain or incur any loan or other Indebtedness in excess of $200,000 or assume, guarantee, or otherwise become responsible for or the obligations of any Person for Indebtedness, other than any loan or other Indebtedness incurred by the Purchaser Parties in connection with the Extension;

(x) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $100,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $100,000 to lapse;

(xiv) assume, guarantee, or otherwise become responsible for the obligations of any Person for Indebtedness;

(xv) commence, settle, release, waive or compromise any Action of or against any member of the Company Group (A) for an amount in excess of $200,000, (B) that would impose any material restrictions on the business or operations of any member of the Company Group, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or other securities of any member of the Company Group relating to the Acquisition Merger;

(xvi) adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(xvii) acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of shares or assets, any assets, securities or properties, in aggregate, with a value or purchase price in excess of $150,000 in any transaction or related series of transactions;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company Group and its properties, assets and businesses in a form and amount consistent with past practices;

(xix) make any change in its accounting principles or methods of accounting, other than as may be required by the applicable accounting principles or applicable Law;

(xx) extend any loans or advances to any Person other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $50,000 or $70,000 in the aggregate;

(xxi) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group;

(xxii) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, or incur any material amount of Taxes outside of the ordinary course of business consistent with past practice;

(xxiii) take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations or prevent the Transactions from qualifying for the Acquisition Intended Tax Treatment;

(xxiv) disclose or agree to disclose to any Person (other than the Purchase Parties or any of their Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(xxv) waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Company or any of the Company’s Subsidiaries;

(xxvi) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Permits required for the conduct of the business of the Company or any of the Company’s Subsidiaries; or

(xxvii) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to Parent.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with ARTICLE XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction, (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction; (v) otherwise facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction, (vi) grant any waiver, amendment or release under the anti-takeover Laws, or (vii) prepare or take any steps in connection with a public offering of any equity securities of the Company, or a newly formed holding company of the Company. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the Transactions): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the Purchaser Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.

7.2 Access to Information. From the date hereof until and including the Closing Date, and subject to applicable Laws, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the assets, offices, properties, facilities, personnel, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect or a material adverse effect on the Purchaser Parties; and

(e) any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement;

(ii) the Purchaser Parties will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement and the Registration Statement, as applicable, shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, and the Registration Statement, as applicable, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement, the Registration Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information.

(a) By no later than February 28, 2023, the Company Group shall deliver to the Purchaser Parties audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2021, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “U.S. GAAP Financials”). The U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The U.S. GAAP Financials will be complete and accurate and fairly present and reflect, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company as of the date thereof and for the periods reflected therein and will be audited in accordance with the standards of the PCAOB for public companies. The auditors engaged to audit the U.S. GAAP Financials shall be an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC which the Company Group shall cause such information to be reviewed or audited by the Company Group’s auditors as required by SEC or its rules and regulations or reasonably requested by the Purchaser Parties.

(b) Each of the consolidated balance sheets of the Company Group, in the case of documents that will be filed with the SEC after the date of this Agreement, will fairly present, the consolidated financial position of the Company as of its date, and each of the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company Group, in the case of documents to be filed with the SEC after the date of this Agreement, will fairly present, the consolidated results of operations, accumulated deficit and cash flows, as applicable, for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with U.S. GAAP during the periods presented, except as may be disclosed therein or in the notes thereto (or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). At the time each such financial statement is filed, such financial statement will comply in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

7.6 Trust Account. The Company Group acknowledges that, at the Closing and concurrently with the Effective Time, the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to the Parent’s public shareholders who have validly redeemed their Parent Ordinary Shares in connection with the shareholder vote on the Parent Shareholder Approval Matters, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriters in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, the Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company (which shall not be unreasonably withheld).

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Section 7.7(a) of the Parent Disclosure Schedule, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum payable by the Parent under its current effective D&O insurance policies as of the date of this Agreement. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder. If any claim is asserted or made within such six year period, the provisions of this Section 7.7(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Section 7.7(c) of the Parent Disclosure Schedule, which indemnification agreements shall continue to be effective following the Closing.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the Effective Time and shall be binding, jointly and severally, on the Purchaser and all successors and assigns of the Purchaser for the longer of (i) six (6) years after the Effective Time or (ii) the lapse of the applicable statutes of limitations. In the event that the Purchaser or any of its successors or assigns consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser shall succeed to the obligations set forth in this Section 7.7.

7.8 No Trading. The Company Group and the Principal Shareholders acknowledge and agree that they are aware, and that directors and officers of the Company Group have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of the Parent in violation of such Laws, or cause or encourage any Person to do the foregoing.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP AND PRINCIPAL SHAREHOLDERS

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Commercially Reasonable Efforts to Obtain Consents. The Company Group shall use its commercially reasonable efforts to obtain each third party consents (including the Company Group Consents) as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period beginning with the quarter ending March 31, 2023, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited and unreviewed management accounts of consolidated financial statements prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Employees of the Company and the Manager. The Company Group and the Principal Shareholders shall use commercially reasonable efforts to procure each Key Personnel (and any other individuals who may be mutually agreed by Purchaser and the Company prior to the Closing), as a condition to their continued employment with the Company Group, to execute and deliver to the Company Group the employment agreements, including a term of at least two (2) years of services from the Closing Date, and customary non-disclosure, non-solicitation, non-compete and assignment of inventions and other customary restrictive covenant provisions, in each case effective as of the Closing and in form and substance reasonably acceptable to Purchaser, between each such Key Personnel and Purchaser or a Subsidiary of Purchaser, as applicable (the “Employment Agreements”). The Company shall be entitled to update the list of Key Employees prior to the Closing; provided that any such update shall be subject to the Purchaser Parties’ prior written consent.

8.5 Transaction Financing. The Purchaser may enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as the Purchaser and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by the Purchaser, the Company Group shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

8.6 Company Shareholder ApprovalF. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

8.7 Purchaser Incentive Plan. As soon as practicable after the date of this Agreement but in any event prior to the initial filing (including confidential filing) of the preliminary Proxy Statement/Registration Statement with the SEC, the Company Group shall prepare the Purchaser Incentive Plan in the form and substance that are reasonably satisfactory to the Purchaser. The Purchaser Incentive Plan shall provide that, among other things, (i) the equity awards for the maximum of 1,350,000 Purchaser Class A Ordinary Shares would initially be available for grant under the Purchaser Incentive Plan immediately after the Closing, (ii) among such initial equity awards for 1,350,000 Purchaser Class A Ordinary Shares, the equity awards for no more than 1,000,000 Purchaser Class A Ordinary Shares would initially be available for grant to agents or other business partners of the Purchaser and its Subsidiaries immediately after the Closing, (iii) no equity awards granted thereunder to agents or other business partners of the Purchaser and its Subsidiaries would become vested earlier than January 1, 2025, (iv) no equity awards granted thereunder to the other participants of the Purchaser Incentive Plan would become vested earlier than the date which is the third (3rd) anniversary of the Closing Date, and (v) the Purchaser Class A Ordinary Shares acquired by the agents or other business partners of the Purchaser and its Subsidiaries under the Purchaser Incentive Plan shall be subject to certain customary lock up restrictions for a period commencing from the vesting date of the corresponding equity awards until the later of (A) December 31, 2025 and (B) the date that is no earlier than the first (1st) anniversary of the relevant vesting date as may be agreed by the Purchaser (or its Subsidiaries) and relevant agent or business partner. The Company Group and the Principal Shareholders shall ensure that, if the Purchaser or any of its Subsidiaries or any other party adopts other incentive plans or reserves more shares under the Purchaser Incentive Plan or other incentive plans, no equity or other incentive awards granted thereunder shall become vested before the equity awards granted for 1,350,000 Purchaser Class A Ordinary Shares under the Purchaser Incentive Plan are completely vested.

8.8 Additional Covenants of the Company Group and the Principal ShareholdersG.. The Company Group and the Principal Shareholders shall comply with each of the covenants set forth on Schedule 8.8 in the manner reasonably satisfactory to the Purchaser Parties and within the time period required by the Purchaser Parties.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

9.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

9.2 Tax Matters .

(a) In the event the SEC requires a tax opinion regarding: (i) the Reincorporation Intended Tax Treatment, the Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Parent, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause such tax opinion to be delivered to the Company by a qualified advisor of the Company. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment.

(b) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The cost of preparing such Tax Returns shall be borne by the Company Group. The Company Group shall give a copy of each such Tax Return to the Purchaser with reasonable time prior to filing for its review and comment. The Company Group (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(c) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each Tax Return to the Company Group prior to filing for its review and comment.

(d) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.

(e) Following the Closing, the Purchaser may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing to correct any errors, with the consent of the Company Group, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

(f) Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

For avoidance of doubt, the Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Purchaser and any of their Affiliates required to be filed after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period.

9.3 Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company Group and Purchaser Parties (including their respective successors) shall comply with each of the applicable agreements entered into in connection with the IPO and the Extension, including that certain registration rights agreement, dated as of February 14, 2022 by and between Parent and the investors named therein.

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Class A Ordinary Shares to be issued in the Reincorporation Merger and Acquisition Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below (the “Parent Shares Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, BVI Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser Incentive Plan, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, Acquisition Merger and the other Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, Parent and the Company Group will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s Organizational Documents, British Virgin Islands Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding to comments or inquiries from the SEC in a timely manner.

(c) Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders in compliance with applicable Law, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Parent’s Organizational Documents, British Virgin Islands Law and the rules and regulations of the SEC and Nasdaq for a date no later than thirty-five (35) Business Days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Registration Statement.

9.7 Extension Deposit. The Purchaser shall be responsible for funding any and all amounts that may be required under Parent’s Organizational Documents and the Investment Management Trust Agreement in order to extend the period of time for Parent to consummate a Business Combination (as such term is defined in Parent’s Organizational Documents) (each of such extension, an “Extension”).

9.8 Section 16 Matters. Prior to the Closing Date, the Purchaser Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Parent Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company following the Closing, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(f) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Acquisition Merger, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

(g) Immediately after the Closing, the Parent shall have in excess of $5,000,000 in net tangible assets.

10.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) Each of the Company Group and the Principal Shareholders shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group and the Principal Shareholders contained in ARTICLE V in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar qualification or exception, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to ARTICLE V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to ARTICLE V (if the representations and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f) The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and (iv) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, if any, and no such Governmental Approval shall have been revoked.

(h) The Key Personnel shall have executed the Employment Agreements, and the same shall be in full force and effect.

(i) The Company Group and the Principal Shareholders shall have completed each of the covenants set forth under items 13(i) and 14 on Schedule 8.8 hereto at such times and in accordance with the terms specified therein.

(j) The Purchaser Parties shall have received duly executed opinions from the Purchaser Parties’ local counsel in Thailand, Cambodia, Kyrgyzstan in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

(k) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto (other than the Purchaser Parties), and such Additional Agreement shall be in full force and effect.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in ARTICLE VI of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or any similar qualification or exception, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser Parties.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which any of them is a party.

(g) The Parent Shares Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement.

(h) The directors designated by the Company shall have been appointed to the board of directors of the Purchaser, effective as of the Effective Time.

(i) Parent shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved for listing by Nasdaq. As of the Closing Date, Parent shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date in any material respects, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Closing Payment Shares shall have been approved for listing by Nasdaq and the Company shall reasonably cooperate with Parent with respect to such listing.

10.4 Frustration of Conditions. None of the Purchaser Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification. Subject to the terms and conditions of this Article XI and from and after the Closing Date, the Principal Shareholders (the “Indemnifying Party”) hereby jointly and severally agree to indemnify and hold harmless Parent, the Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders, agents, successors and permitted assignees (the “Indemnified Party”), against and in respect of any and all loss, cost, payment, interest, demand, penalty, forfeiture, cost, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation, court costs and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by, or imposed upon any Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company Group or the Principal Shareholders contained herein. Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser and its Indemnified Parties to enforce the terms of this Agreement.

11.2 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing for a period of six (6) years after the Closing Date; provided that (i) the representations and warranties set forth in Sections 5.1, 5.2, 5.5, 5.9, and 5.14 shall survive the Closing indefinitely; and (ii) the representations and warranties set forth in Sections 5.19, 5.24, 5.28 and 5.29 shall survive until the date that is six (6) months following the expiration of the applicable statute of limitations (including any extensions thereof). Any claim based upon Fraud Claims will survive indefinitely.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after such Arbitrator shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that such Arbitrator’s decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at such Arbitrator’s discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist such Arbitrator in such Arbitrator’s determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination.

(a) In the event that the U.S. GAAP Financials have not been delivered by February 28, 2023, the Purchaser Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company. Such right shall be exercised by the Purchaser Parties with a written notice to the Company at any time after February 28, 2023 and prior to the date when the Registration Statement is filed with the SEC. If such notice of termination is not received by the Company prior to the date when the Registration Statement is filed with the SEC, then the Purchaser Parties shall be deemed to have irrevocably (i) waived the right to terminate pursuant to this Section 13.1(a) and the right to receive any Break-up Fee as a result of a termination of this Agreement pursuant to this Section 13.1(a), and (ii) waived any agreement, covenant or compliance by the Company Group or the Principal Shareholders to deliver the U.S. GAAP Financials by no later than February 28, 2023 and any related rights or claims.

(b) This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the Purchaser Parties and the Company.

(c) The Purchaser Parties may terminate this Agreement by giving a written notice to the Company, if the Company Group and the Principal Shareholders breach or fail to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b) and (B) has not been cured prior to (x) the date that is ten (10) Business Days from the date that the Company is notified by the Purchaser Parties in writing of such breach or failure to perform or comply or (y) a different date as mutually agreed by the Purchaser Parties and the Company (provided that the Purchaser Parties are not then in breach of any representation, warranty, agreement or covenant contained in this Agreement which would cause any condition set forth in Section 10.3(a) or Section 10.3(b) not be satisfied). Such written notice of the termination to the Company shall be given by the Purchaser Parties by the later of (i) the date that is five (5) Business Days immediately following the expiration of the ten (10) Business Day period stated in the immediate prior sentence and (ii) a different date as mutually agreed by the Purchaser Parties and the Company (the “13.1(c) Termination Notice Deadline”). If such written notice of the termination is not received by the Company by the 13.1(c) Termination Notice Deadline, then the Purchaser Parties shall be deemed to have irrevocably (i) waived the right to terminate pursuant to such breach or failure to perform or comply and the right to receive any Break-up Fee as a result of a termination of this Agreement pursuant to such breach or failure to perform or comply.

(d) The Company may terminate this Agreement by giving a written notice to the Purchaser Parties, if the Purchaser Parties breach or fail to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b) and (ii) has not been cured prior to (x) the date that is ten (10) Business Days from the date that the Purchaser Parties are notified by the Company in writing of such breach or failure to perform or comply or (y) a different date as mutually agreed by the Purchaser Parties and the Company (provided that the Company Group and the Principal Shareholders are not then in breach of any representation, warranty, agreement or covenant contained in this Agreement which would cause any condition set forth in Section 10.2(a) or Section 10.2(b) not be satisfied). Such written notice of the termination to the Purchaser Parties shall be given by the Company by the later of: (i) the date that is five (5) Business Days immediately following the expiration of the ten (10) Business Day period stated in the immediate prior sentence and (ii) a different date as mutually agreed by the Purchaser Parties and the Company (the “13.1(d) Termination Notice Deadline”). If such written notice of the termination is not received by the Purchaser Parties by the 13.1(d) Termination Notice Deadline, then the Company shall be deemed to have irrevocably waived the right to terminate pursuant to such breach or failure to perform or comply.

13.2 Break-up Fee.

(a) In the event that (i) this Agreement is terminated by the Purchaser Parties pursuant to Section 13.1(a), or (ii) this Agreement is terminated by the Purchaser Parties pursuant to Section 13.1(c) and such termination is due to any breach or failure contemplated by Section 13.1(c) which initially occurs on or prior to the Milestone Date, the Company and the Principal Shareholders shall, on a joint and several basis, pay a break-up fee of $2,000,000 (the “Category 1 Break-up Fee”) on the date that is the tenth (10th) Business Day after the termination of this Agreement by the Purchaser Parties in the following manner: (A) up to $1,000,000 of the Category 1 Break-up Fee shall be paid to the Parent for payment of costs and expenses incurred by the Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby as determined by a majority of the independent directors of the Parent, and (B) an amount equal to the difference between the Category 1 Break-up Fee and the amount determined pursuant to the foregoing sub-clause (A) shall be paid to the Parent Class B Shareholder. Parent and Parent Class B Shareholder shall jointly notify the Company in writing the respective amount required to be paid to pursuant to the foregoing sub-clause (A) and (B) no later than three (3) Business Days prior to the date of the payment of such amounts.

(b) In the event that this Agreement is terminated by the Purchaser Parties pursuant to Section 13.1(c) and such termination is due to any breach or failure contemplated by Section 13.1(c) which initially occurs after the Milestone Date, the Company and the Principal Shareholders shall, on a joint and several basis, pay a break-up fee of $1,000,000 (the “Category 2 Break-up Fee”, together with the Category 1 Break-up Fee, the “Break-up Fees” and each, the “Break-up Fee”) on the date that is the tenth (10th) Business Day after termination of this Agreement by the Purchaser Parties in the following manner (A) up to $1,000,000 of the Category 2 Break-up Fee shall be paid to the Parent for payment of costs and expenses incurred by the Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby as determined by a majority of the independent directors of the Parent, and (B) to the extent the Category 2 Break-up Fee exceeds the amount determined pursuant to the foregoing sub-clause (A), such excess shall be paid to the Parent Class B Shareholder. Parent and Parent Class B Shareholder shall jointly notify the Company in writing the respective amount required to be paid to pursuant to the foregoing sub-clause (A) and (B) no later than three (3) Business Days prior to the date of the payment of such amount.

(c) The parties acknowledge and agree that (i) in no event shall the Company Group and the Principal Shareholders be required to pay any Break-up Fee on more than one occasion, (ii) the Break-up Fee is a fair and reasonable estimate of the actual damages suffered by the non-breaching party, which amount would otherwise be impossible to calculate with precision, (iii) the Break-up Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iv) the Break-up Fee shall be the sole and exclusive remedy available to the Purchaser Parties against the Company and the Principal Shareholders and any of their respective Affiliates, or any of their respective former, current, or future stockholders, partners, members, or Representatives upon such termination of this Agreement by the Purchaser Parties and upon payment of any Break-up Fee, none of the Company and the Principal Shareholders or any of their respective Affiliates, or any of their respective former, current, or future stockholders, partners, members, or Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or any Additional Agreements, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise); provided, however, that the limitations set forth in this Section 13.2(c)(iv) shall not apply to the liabilities arising from any Fraud Claim against the breaching party.

13.3 Certain Post-Termination Covenants. In the event of the termination of this Agreement, for a period of twelve (12) months commencing from the date of termination, (a) the Company Group and the Principal Shareholders shall not, and shall cause their respective Affiliates not to, consummate any Alternative Transaction with any other Person; (b) there shall be no Change of Control Transaction, and for the purpose hereof, “Change of Control Transaction” shall mean any of the following, (i) the Principal Shareholders ceasing to collectively Control the Company or beneficially own more shares than any other shareholder, (ii) an acquisition, in one or a series of transactions, by any Person and/or such Person’s Affiliates, after which such Person (A) gains Control over the board of directors of the Company or has the ability to appoint a majority of the members of the board of directors of the Company, or (B) beneficially owns at least 50% of the shares of the Company on a fully-diluted basis; and (c) other than the Company Group, the Principal Shareholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, in any jurisdiction in which the Company Group is engaged in the Business, as of the Closing Date or during such twelve (12) months’ period, engage in the Business or own, manage, operate, finance or control, maintain any interest in or participate in the ownership, management, operation, financing or control of, or become engaged or serve as an officer, director, shareholder, member, partner, affiliate, employee, lender, agent, consultant, contractor, advisor or representative of, a business or entity that engages in the Business or any other business or activity which is the same as, similar to or competing with the Business.

13.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, or such party and its Affiliates’ Representatives, other than liability of any party hereto for (i) any Fraud Claims against such party, or (ii) intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 9.6 (Confidentiality), ARTICLE XII (Dispute Resolution), ARTICLE XIII (Termination) and ARTICLE XIV (Miscellaneous) (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions shall in each case survive any termination of this Agreement.

13.5 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

NewGenIvf Limited
D1, 20/F, Evergreen Villa, 43 Stubbs Road. Hong Kong
Attn: Siu Wing Fung, Alfred
Email: siualfred@hotmail.com

with a copy to (which shall not constitute notice):

Jun He Law Offices

Suites 3701 - 10, Jardine House, 1 Connaught Place, Central, Hong Kong

Attn: Guangqin Wei, Esq., Chris G. Tang, Esq.
Email: gqwei@junhe.com; ctang@junhe.com

if to Siu Wing Fung, Alfred as the Principal Shareholder

D1, 20/F, Evergreen Villa, 43 Stubbs Road. Hong Kong
Attn: Siu Wing Fung, Alfred
Email: siualfred@hotmail.com

if to Fong Hei Yue, Tina as the Principal Shareholder

D1, 20/F, Evergreen Villa, 43 Stubbs Road. Hong Kong
Attn: Fong Hei Yue, Tina
Email: Tinawfong@gmail.com

if to any Parent, Purchaser and Merger Sub

A SPAC I Acquisition Corp.
Level 39, Marina Bay Financial Centre,
Tower 2, 10 Marina Boulevard,
Singapore 018983
Attn: Mr. Claudius Tsang, Chief Executive Officer
Email: Admin@aspac.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Except as provided in Section 13.2, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 General Release of Claims. The Principal Shareholders hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, and conditioned upon payment of the Applicable Per Share Merger Consideration, the Company Group and its officers, directors, employees and agent, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company Group which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company Group to the Principal Shareholders; provided that the foregoing shall not constitute a release of claims or any other matter with respect to any of the rights of the Principal Shareholders under or pursuant to written commercial contracts with the Company Group as set forth in the Company Disclosure Schedule.

14.5 Publicity. Except as required by Law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.6 Expenses. Each party shall bear its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein, provided that if the Closing occurs, costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred by the parties shall be borne by the Surviving Corporation. If the Closing shall occur, the Purchaser shall pay or cause to be paid the expenses of the Purchaser Parties as provided in Section 7.6. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Purchaser pursuant to the provision in this Section 14.6 shall be paid upon consummation of the Acquisition Merger and release of proceeds from the Trust Account.

14.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.10 Disclosure Schedule. The Company Disclosure Schedule and the Parent Disclosure Schedule (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Company Disclosure Schedule and the Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Company Disclosure Schedule and the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect on the Company Group or a material adverse effect on the Purchaser Parties.

14.11 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.12 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.13 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.14 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.15 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (i) the D&O Indemnified Persons and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.7, and (ii) the Parent Class B Shareholder shall be an express third-party beneficiary of, and may enforce, Section 13.2.

14.16 Trust Account Waiver. Reference is made to the final IPO prospectus of the Parent, dated February 14, 2022 (the “IPO Prospectus”). The Company Group and the Principal Shareholders have read the IPO Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement and the Parent’s Organizational Documents. For and in consideration of the Parent agreeing to enter into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company Group and the Principal Shareholders each hereby irrevocably waives any right, title, interest or claim of any kind he, she or it has or may have in the future in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim he, she or it has or may have in the future as a result of, or arising out of, this Agreement or any negotiations, contracts or agreements with the Parent.

14.17 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be inadequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement or any Additional Agreement in accordance with their respective specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages or inadequacy of any remedy at applicable Law, prior to the termination of this Agreement in accordance with ARTICLE XIII, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement or applicable Law.

(b) Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 14.17(b) shall not be required to provide any bond or other security in connection with any such injunction. The parties hereto acknowledge and agree that nothing contained in this Section 14.17 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 14.17 before exercising any termination right under Section 13.1 or pursuing damages.

14.18 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Purchaser, Parent or Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

A SPAC I ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	CEO

Purchaser:

A SPAC I MINI ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

Merger Sub:

A SPAC I MINI SUB ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

NewGenIvf Limited

By:	/s/ Alfred Siu
	Name:	Alfred Siu
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholders:

/s/ Wing Fung Alfred Siu
Siu Wing Fung, Alfred

/s/ Hei Yue Tina Fong
Fong Hei Yue, Tina

Signature Page to Merger Agreement